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                                   Exhibit A

                          AGREEMENT FOR SALE OF SHARES

     This STOCK PURCHASE AND STANDSTILL AGREEMENT, dated as of December 16, 2000 (THIS "Agreement"), is made and entered into by and among READING ENTERTAINMENT, INC., a Nevada corporation ("Reading"), FA, INC., a Nevada corporation and a wholly owned subsidiary of Reading ("FA"), CITADEL HOLDING CORPORATION, a Nevada corporation ("Citadel"), and CRAIG CORPORATION, a Nevada corporation ("Craig" and, collectively with Reading, FA and Citadel, the "Stockholders"), on the one hand, and NATIONAL AUTO CREDIT, INC., a Delaware corporation ("NAC" or the "Company"), and NATIONAL CINEMAS, INC., a Delaware corporation ("National Cinemas"), on the other hand.

     WHEREAS, the Stockholders own an aggregate of 4,777,121 shares (the "Shares") of common stock, par value $.05 per share, of the Company ("Company Common Stock");

     NOW THEREFORE, in consideration of the above premises and the promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholders and the Company hereby agree as follows:

1. Upon the terms and subject to the conditions of this Agreement, at the closing of the transactions contemplated hereby (the "Closing"), which Closing shall take place no later than December 22, 2000, the Stockholders shall sell, convey, assign, transfer and deliver to the Company, and the Company shall purchase, acquire and accept from the Stockholders, good and valid title to all of the Shares, free and clear of all liens, claims, charges or other encumbrances (collectively, "Liens"). In consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the Shares, at the Closing, the Company shall pay and convey to the Stockholders the aggregate sum of Eight Million Dollars ($8,000,000), in immediately available United States Dollars, by wire transfer to a bank account or bank accounts designated by the Stockholders.

2. The Company makes the following representations with respect to the transactions set forth in Paragraph 1 above:

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority to enter into this Agreement, and to consummate the transactions contemplated hereby.

     (b) The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, have been authorized by all necessary corporate action. This Agreement constitutes a valid and binding obligation of the Stockholders, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3. The Stockholders, jointly and severally, make the following representations with respect to the transactions set forth in Paragraph 1 above:

     (a) Each of the Stockholders is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and each has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

     (b) The execution, delivery and performance by each of the Stockholders of this Agreement, and the consummation by each of the Stockholders of the transactions contemplated hereby, have been authorized by all necessary action, corporate or otherwise. This Agreement has been duly executed and delivered by each of the Stockholders, and, assuming that this Agreement

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constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each such Stockholder, enforceable against each such Stockholder in accordance with its terms.

4. The Stockholders agree that from and after the date hereof, they, and each of them, will not, nor will they permit their affiliates or cause or assist in any way their associates or other representatives to, directly or indirectly, alone or in concert or in conjunction with any other "Person" or "Group" (as such terms are used in Section 13)(d)(3) of the Securities Exchange Act of 1934, as amended) (a) in any manner acquire, agree to acquire or to make any proposal (or request permission to make any proposal) to acquire, directly or indirectly, any beneficial interest in any securities of, equity interest in or any property or assets (other than property or assets transferred in the ordinary course of the Company's business) of the Company or any of its subsidiaries, (b) except with the prior written consent of the Company, propose to the Company or any of its stockholders to enter into any merger or business combination involving the Company or any of its subsidiaries or to purchase a material portion of the assets of the Company or any of its subsidiaries, (c) make or in any way participate in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the U.S. Securities and Exchange Commission) to vote, or seek to advise or influence any Person with respect to the voting of, any voting securities of the Company or any of its subsidiaries, (d) form, join or in any way participate in a Group with respect to any voting securities of the Company or any of its subsidiaries, (e) seek, alone or in concert with others, to control, change or influence the management, Board of Directors or policies of the Company or its affiliates or propose any matter to be voted upon by the stockholders of the Company, (f) disclose any intention, plan or arrangement inconsistent with the foregoing, (g) assist, advise or encourage any other Person in doing any of the foregoing, or (h) make any request or proposal to amend, waive or terminate any provisions of this Paragraph 4. Nothing in this Paragraph 4 shall affect the operation of or relationship between the parties hereto with respect to the Angelika Film Center LLC.

5. The Stockholders, for themselves and their affiliated entities, successors-in-interest, representatives, agents and assigns, hereby release and discharge the Company, and each of the Company's past, present and future officers, directors, stockholders, parent and/or subsidiary companies, affiliated entities, successors-in-interest, representatives, agents, employees, attorneys and assigns, and the individuals' heirs, administrators, executors, representatives, attorneys and assigns (collectively, the "NAC Group"), from any and all claims, demands, causes of action actions, judgments, liens, indebtedness, costs, damages, obligations, attorneys' frees, fosses and liability of whatever kind and character, whether known or unknown, foreseen or unforeseen, arising from the beginning of time to the date hereof that each of them has against any of the members of the NAC Group; provided, nothing contained herein shall be deemed to release any member of the NAC Group from any of its obligations under this Agreement, nor shall anything contained herein pursuant to Delaware law to which James J. Cotter or Scott A. Braly would otherwise be entitled as former directors of the Company.

6. The Company, for itself and its affiliated entities, successors-in-interest, representatives, agents and assigns, hereby releases and discharges each of the Stockholders, and each of such Stockholder's respective past, present and future officers, directors, stockholders, parent and/or subsidiary companies, affiliated entities, successors-in-interest, representatives, agents, employees, attorneys and assigns, and the individuals' heirs, administrators, executors, representatives, attorneys and assigns (collectively, the "Stockholder Group"), from any and all claims, demands, causes of action, actions, judgments, liens, indebtedness, costs, damages, obligations, attorneys' frees, losses and liability of whatever kind and character, whether known or unknown, foreseen or unforeseen, arising from the beginning of time to the date hereof that each of them has against any of the members of the Stockholder Group; provided, that nothing contained herein shall release any Stockholder from any of its obligations under this Agreement or from any claim or obligation arising from and after April 6, 2000 with respect to Angelika Film Centers LLC or the operation of the

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Angelika Theatre; nor shall anything contained herein release any Stockholder from any of its obligations under, or from any claim or obligation arising under, (i) the Limited Liability Company Agreement, dated as of August 27, 1996, by and between Angelika, Inc. and Sutton Hill Associates, as modified by that certain Amendment and Waiver Agreement, dated as of April 5, 2000, by and among FA, Angelika Film Centers LLC, National Cinemas, et. Al. or (ii) the Management Agreement, dated as of August 27, 1996, by and between Angelika Film Centers LLC and City Cinemas Corporation, as amended to date.

7. The Company agrees to indemnify and hold harmless the Stockholders and their respective officers and directors from and against any claims asserted by an stockholder of the Company in his capacity as a stockholder of the Company with respect to the sale of the Shares by the Stockholders to the Company pursuant to this Agreement or pursuant to the November 3, 2000 Stock Purchase and Standstill Agreement and to bear the reasonable defense costs arising therefrom. Stockholders will give prompt notice of any such claim and will cooperate in the defense thereof. The Company shall have the right to assume the defense of any claim for which indemnity is sought and to select counsel reasonably satisfactory to the indemnified party to conduct such defense. The provisions of this Paragraph 7 shall not be applicable to any derivative claims (e.g., claims asserted in the name of the Company by a stockholder of the Company) or to any claims based on alleged violations of law by any of the Stockholders or by the party seeking indemnity.

8. The Stock Purchase and Standstill Agreement, dated as of November 3, 2000, by and among the Company and the Stockholders is hereby terminated and shall be of no further force and effect. The provisions of Sections 5.9, 5.10 and 5.11 of the Purchase Agreement, dated as of April 5, 2000, by and among the Company National Cinemas, FA and Reading are hereby terminated and shall be of no further force and effect. The Registration Rights Agreement, dated as of April 5 2000, by and among the Company and FA is hereby terminated and shall be of no further force and effect.

9. Unless specifically provided herein, this Agreement is not intended to create, and shall not create, any rights in any person or entity that is not a party to this Agreement.

10. This Agreement has been prepared, and negotiations in connection with it have been carried on, by the efforts of each of the parties hereto, and this Agreement is to be construed fairly and in accordance with its plain meaning, and not strictly against any particular party, and no party hereto shall be deemed to be the draftsperson hereof.

11. This Agreement constitutes the entire understanding of the parties concerning its subject matter and may not be modified, altered, or discharged except by a writing signed by all of the parties hereto. No representations or promises except those set forth herein have been made to induce any party to enter into this Agreement.

12. This Agreement shall be binding on each of the parties hereto and on their respective successors and assigns.

13. The representations and warranties set forth in Paragraphs 2 and 3 hereof shall survive indefinitely following the execution of this Agreement and the consummation of the transactions contemplated hereby.

14. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding its choice of law or conflicts of law or other provisions which might result in the selection of the substantive law of another jurisdiction. The parties hereto consent to the exclusive jurisdiction of the Federal and State courts situated in the State of New York, County

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of New York, with respect to any claim or action arising pursuant to this
Agreement.

15. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16. James J. Cotter and Scott A. Braly hereby resign from the Board of Directors of the Company.


                            [SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned parties have executed this Stock Purchase and Standstill Agreement as of the date first above written.

                                    NATIONAL AUTO CREDIT, INC.

                                    By:  /s/ James McNamara
                                    --------------------------------------------
                                    Name:  James McNamara
                                    Title: Chairman


                                    NATIONAL CINEMAS, INC.

                                    By:  /s/ James McNamara
                                    --------------------------------------------
                                    Name:  James McNamara
                                    Title: President


                                    READING ENTERTAINMENT, INC.

                                    By:  /s/ S. Craig Tompkins
                                    --------------------------------------------
                                    Name:  S. Craig Tompkins
                                    Title: Vice Chairman


                                    FA, INC.

                                    By:  /s/ S. Craig Tompkins
                                    --------------------------------------------
                                    Name:  S. Craig Tompkins
                                    Title: Vice Chairman


                                    CITADEL HOLDING CORPORATION

                                    By:  /s/ S. Craig Tompkins
                                    --------------------------------------------
                                    Name:  S. Craig Tompkins
                                    Title: Vice Chairman


                                    CRAIG CORPORATION

                                    By:  /s/ S. Craig Tompkins
                                    --------------------------------------------
                                    Name:  S. Craig Tompkins
                                    Title: President


                                    JAMES J. COTTER (as to paragraph 16 only)

                                    /s/ James J. Cotter
                                    --------------------------------------------


                                    SCOTT A. BRALY (as to paragraph 16 only)

                                    /s/ Scott A. Braly
                                    --------------------------------------------

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